Exhibit 99.1

CMGI ANNOUNCES THIRD QUARTER

FISCAL 2004 FINANCIAL RESULTS

Charlestown, Mass. June 10, 2004 — CMGI, Inc. (Nasdaq: CMGI) today reported financial results for its fiscal 2004 third quarter ended April 30, 2004.

Key Financial Metrics:

Q3 2004 Over Q2 2004

•	Total Net Revenue, Increased 5%

•	Total Operating Loss, Increased 35%

•	Net Income, Increased 1,365%

•	Non-GAAP operating loss, Improved 15%

Third Quarter

CMGI reported net revenue from continuing operations of $105.8 million for its fiscal 2004 third quarter ended April 30, 2004. This compares to net revenue of $100.3 million for the second quarter ended January 31, 2004, an increase of $5.5 million, or 5%, quarter over quarter. The sequential quarterly increase in revenue is largely attributed to growth within the U.S. supply chain management and fulfillment operations of the Company’s SalesLink subsidiary. Approximately $2.2 million of the revenue increase in the United States was due to higher order volumes from major OEM customers, while the balance of the increase was the result of sales generated in connection with newly awarded programs from both existing and new accounts.

CMGI reported an operating loss from continuing operations of $6.5 million for the third quarter ended April 30, 2004, compared to an operating loss from continuing operations of $4.8 million for the quarter ended January 31, 2004, an increase of $1.7 million, or 35%, quarter over quarter. The increase in the operating loss from continuing operations was largely the result of increased restructuring expenses during the third quarter and a decrease in gross margins from 6% to 5% quarter over quarter. The increase in restructuring expenses primarily reflects adjustments of approximately $2.8 million to previously recorded restructuring estimates for facility lease obligations that represent excess capacity within SalesLink’s U.S. supply chain management operations. The decrease in gross margins was largely attributable to changes in the composition of products distributed in the United States for certain of our customers. These increased operating costs were partially offset by a $1.1 million, or 13%, reduction in general and administrative expenses from the prior quarter. The fiscal 2004 third quarter operating loss from continuing operations also included charges related to the amortization of stock-based compensation and depreciation totaling $1.8 million. Included in the Company’s second quarter operating loss from continuing operations were charges related to the amortization of stock-based compensation and depreciation totaling $1.5 million, and net restructuring charges of $1.1 million. In addition, operating loss from continuing operations for the three months ended April 30, 2004 and for the three months ended January 31, 2004, included approximately $0.3 million and $0.8 million, respectively, of charges associated with a potential acquisition that was not consummated.

CMGI reported net income of $69.4 million, or $0.17 diluted earnings per share, for the third quarter of fiscal 2004. This compares to a net loss of $5.5 million, or ($0.01) diluted loss per share, for the second quarter ended January 31, 2004. Net income in the third quarter of fiscal 2004 included a non-cash income tax benefit of approximately $74.7 million as a result of a reduction in the Company’s estimate of certain income tax liabilities that had been included in accrued income taxes on the Company’s balance sheet.

Excluding the effects of charges related to depreciation, amortization, long-lived asset impairment, and restructuring, CMGI reported a non-GAAP operating loss from continuing operations of $1.9 million for the third quarter ended April 30, 2004, a 15% improvement versus the non-GAAP operating loss from continuing operations of $2.2 million in the second quarter ended January 31, 2004. The decrease in non-GAAP operating loss from continuing operations in the third quarter was primarily the result of lower general and administrative expenses in the third quarter as compared to the second quarter. The non-GAAP operating loss from continuing operations for the three months ended April 30, 2004 and for the three months ended January 31, 2004 included approximately $0.3 million and $0.8 million, respectively, of charges associated with a potential acquisition that was not consummated.

The Company believes that its non-GAAP measure of operating income/(loss) from continuing operations (“non-GAAP operating income/(loss)”) provides investors with a useful supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items (depreciation, amortization of stock-based compensation, long-lived asset impairment and restructuring) were excluded because they may be considered to be of a non-operational nature. Historically, the Company has recorded significant impairment and restructuring charges and therefore management uses non-GAAP operating income/(loss) to assist in evaluating the Company’s actual and expected operating performance. Non-GAAP operating income/(loss) does not have any standardized definition and therefore is unlikely to be comparable to similar measures presented by other reporting companies. These non-GAAP results should not be evaluated in isolation of, or as a substitute for the Company’s financial results prepared in accordance with United States generally accepted accounting principles (“GAAP”). A table reconciling the Company’s non-GAAP operating loss to its GAAP operating loss is included in the statements of operations information in this release.

As of April 30, 2004, CMGI had consolidated cash, cash equivalents and marketable securities of $260.2 million, versus consolidated cash, cash equivalents and marketable securities of $265.5 million at the end of the prior quarter. Cash, cash equivalents and marketable securities decreased in the third quarter of fiscal year 2004 primarily due to cash usage from operating activities of continuing operations of approximately $13.9 million, as compared to cash usage from operating activities of continuing operations of approximately $3.4 million in the quarter ended January 31, 2004. This increase in cash usage for operations was primarily attributable to inventory purchases during the quarter to support anticipated customer demand for certain products over the second half of our fiscal 2004. This cash usage was partially offset by cash provided by financing activities of $10.8 million, which represents borrowings under SalesLink’s revolving line of credit to finance the inventory purchases noted above.

George McMillan, President and Chief Executive Officer of CMGI, Inc., said:

“The revenue has continued to grow in the third quarter as a result of strength in the United States plus contribution of new business wins. Non-GAAP operating loss has also improved due to leaner operations. Customer demands to build inventories in anticipation of increased sales required net use of cash, but we have also made progress in inventory management and we continue to work to improve our vendor terms. Finally, we are very excited by our pending acquisition of Modus Media, Inc. This acquisition, which is on track for a calendar third quarter closing, gives CMGI a global leader in supply chain management, in addition to our other operating and venture assets.”

Basis of Presentation

The Company’s results of continuing operations discussed herein exclude the results of operations of the Company’s former operating companies AltaVista and uBid, each of which sold substantially all of their assets, Engage, NaviSite, Yesmail and Tallan, each of which were divested; and ProvisionSoft, which ceased operations, during the fiscal year ended July 31, 2003. The results of operations of each of these former operating companies have been reported as discontinued operations in accordance with generally accepted accounting principles.

As of April 30, 2004, the Company’s operating businesses included SalesLink and SL Supply Chain Services International Corp., a wholly-owned subsidiary of SalesLink, each of which operate within the Company’s eBusiness and Fulfillment segment. The Company also continues to hold investments in various companies through its @Ventures venture capital affiliates.

Conference Call Scheduled for June 10th

CMGI will hold a conference call to discuss its fiscal 2004 third quarter results at 5:00 p.m. Eastern Time on June 10, 2004. Investors can listen to the conference call on the Internet at www.cmgi.com/investor. To listen to the live call, go to the Web site at least 15 minutes prior to the start time to download and install the necessary audio software.

About CMGI

CMGI, Inc. (Nasdaq: CMGI) provides technology and commerce solutions that help businesses market, sell and distribute their products and services. In addition, CMGI’s venture capital affiliate, @Ventures, focuses on identifying, investing in and developing emerging companies. CMGI offers industry-leading global supply chain management and distribution and fulfillment services. For additional information, see www.cmgi.com.

This release contains forward-looking statements, which address a variety of subjects including, for example, the expected benefits of the Modus acquisition, anticipated customer demands for certain products, and the expected ability of CMGI to preserve and utilize its capital resources, and increase productivity, to grow its businesses. All statements other than statements of historical fact, including without limitation, those with respect to CMGI’s goals, plans and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: CMGI’s success, including its ability to decrease its cash burn rate, improve its cash position, expand its operations and revenues and reach profitability, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its products and services; the possibility that expected benefits of the Modus acquisition or the financial forecasts of CMGI following the Modus acquisition may not be achieved, due to problems or unexpected costs that may arise in successfully integrating the Modus business or an inability to realize expected synergies or make expected future investments in the combined businesses; CMGI’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; CMGI may not be able to expand its operations in accordance with its business strategy; CMGI’s cash balances may not be sufficient to allow CMGI to meet all of its business and investment goals; CMGI may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; CMGI derives a significant portion of its revenue from a small number of customers and the loss of any of those customers would significantly damage CMGI’s financial condition and results of operations; and increased competition and technological changes in the markets in which CMGI competes. For a detailed discussion of cautionary statements that may affect CMGI’s future results of operations and financial results, please refer to CMGI’s filings with the Securities and Exchange Commission, including CMGI’s most recent quarterly Report on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Investors-Financial

Tom Oberdorf

Chief Financial Officer

ir@cmgi.com

CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended			Nine months ended
	April 30, 2004	January 31, 2004	April 30, 2003	April 30, 2004	April 30, 2003
Net revenue	$105,789	$100,279	$106,109	$300,956	$339,105

Operating expenses:
Cost of revenue	100,352	94,139	98,582	281,901	313,494
Selling	1,365	1,010	1,066	3,572	5,346
General and administrative	7,641	8,785	13,557	28,063	48,927
Amortization of stock-based compensation	72	88	55	262	164
Impairment of long-lived assets	—	—	432	—	456
Restructuring, net	2,811	1,069	19,938	5,566	29,144

Total operating expenses	112,241	105,091	133,630	319,364	397,531

Operating loss	(6,452)	(4,812)	(27,521)	(18,408)	(58,426)

Other income (deductions):
Other gains (losses), net	431	908	(11,608)	43,483	(45,680)
Minority interest	76	87	99	(2,118)	250
Equity in income (losses) of affiliates, net	199	(214)	(1,049)	29	(1,937)
Interest income	799	1,048	710	2,821	2,662
Interest (expense) recovery, net	(451)	(380)	(432)	(1,227)	730

Total	1,054	1,449	(12,280)	42,988	(43,975)

Income (loss) from continuing operations before income taxes	(5,398)	(3,363)	(39,801)	24,580	(102,401)
Income tax expense (benefit)	(74,739)	1,569	1,073	(70,181)	2,667

Income (loss) from continuing operations	69,341	(4,932)	(40,874)	94,761	(105,068)

Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	61	(554)	117,806	(984)	(94,850)

Net income (loss)	$69,402	$(5,486)	$76,932	$93,777	$(199,918)

Basic earnings (loss) per share:
Earnings (loss) from continuing operations	$0.17	$(0.01)	$(0.10)	$0.24	$(0.27)

Earnings (loss) from discontinued operations	$—	$—	$0.30	$—	$(0.24)

Earnings (loss)	$0.17	$(0.01)	$0.20	$0.24	$(0.51)

Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$0.17	$(0.01)	$(0.10)	$0.23	$(0.27)

Earnings (loss) from discontinued operations	$—	$—	$0.30	$—	$(0.24)

Earnings (loss)	$0.17	$(0.01)	$0.20	$0.23	$(0.51)

Shares used in computing basic earnings (loss) per share	400,721	399,849	393,542	398,581	393,106

Shares used in computing diluted earnings (loss) per share	405,650	399,849	393,542	404,291	393,106

CMGI, Inc. and Subsidiaries

Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended			Nine months ended
	April 30, 2004	January 31, 2004	April 30, 2003	April 30, 2004	April 30, 2003
Net revenue:

eBusiness and Fulfillment	$105,663	$100,067	$105,974	$300,453	$338,334
Enterprise Software and Services	—	—	—	—	227
Managed Application Services	126	212	135	503	544

	$105,789	$100,279	$106,109	$300,956	$339,105

Operating income (loss):

eBusiness and Fulfillment	$(3,824)	$813	$(15,028)	$(2,199)	$(12,985)
Enterprise Software and Services	—	—	—	—	(966)
Managed Application Services	137	211	(149)	509	251
Portals	(221)	(1,586)	(450)	(1,807)	419
Other	(2,544)	(4,250)	(11,894)	(14,911)	(45,145)

	$(6,452)	$(4,812)	$(27,521)	$(18,408)	$(58,426)

Non-GAAP operating income (loss):

eBusiness and Fulfillment	$537	$2,302	$1,767	$5,029	$6,657
Enterprise Software and Services	—	—	—	—	(911)
Managed Application Services	125	212	136	498	560
Portals	(8)	(19)	(7)	(27)	956
Other	(2,511)	(4,690)	(6,157)	(12,707)	(28,154)

	$(1,857)	$(2,195)	$(4,261)	$(7,207)	$(20,892)

Note: Non-GAAP operating income (loss) represents total operating income (loss), excluding net charges related to depreciation, amortization of stock-based compensation, long-lived asset impairment and restructuring.

TABLE RECONCILING GAAP OPERATING INCOME (LOSS) TO NON-GAAP OPERATING INCOME (LOSS)

GAAP Operating Loss	$(6,452)	$(4,812)	$(27,521)	$(18,408)	$(58,426)
Adjustments:
Depreciation	1,712	1,460	2,835	5,373	7,770
Amortization of stock-based compensation	72	88	55	262	164
Long-lived asset impairment	—	—	432	—	456
Restructuring, net	2,811	1,069	19,938	5,566	29,144

Non-GAAP Operating Loss	$(1,857)	$(2,195)	$(4,261)	$(7,207)	$(20,892)